Filed Pursuant to Rule 433
Registration Statement No. 333-180488

BANK OF AMERICA CORPORATION

PREFERRED STOCK, SERIES V

$1,500,000,000

1,500,000 Depositary Shares, Each Representing a 1/25th Interest in a Share of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V

FINAL TERM SHEET

Dated June 12, 2014

Issuer:	Bank of America Corporation

Security:	Depositary Shares, each representing a 1/25th interest in a share of Bank of America Corporation Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series V

Expected Ratings:	Ba3 (Moody’s) / BB+ (S&P) / BB (Fitch)

Size:	$1,500,000,000 ($1,000 per Depositary Share)

Public Offering Price:	$1,000 per Depositary Share

Maturity:	Perpetual

Trade Date:	June 12, 2014

Settlement Date:	June 17, 2014 (T+3)

Dividend Rate (Non-Cumulative):	From June 17, 2014 to, but excluding, June 17, 2019, 5.125% and from and including June 17, 2019, Three-Month LIBOR plus 338.7 basis points

Dividend Payment Dates:

Beginning December 17, 2014, each June 17 and

December 17 through June 17, 2019, subject to

following business day convention (unadjusted)

and thereafter each March 17, June 17, September 17,

and December 17 in accordance with the modified

following business day convention (adjusted)

Day Count:	From June 17, 2014 to, but excluding, June 17, 2019, 30/360 and thereafter Actual/360

Business Days:	From June 17, 2014, to but excluding, June 17, 2019, New York/Charlotte and thereafter New York/ Charlotte/London

Optional Redemption:

Anytime on or after June 17, 2019 and earlier upon

certain events involving a capital treatment event as

described and subject to limitations in the prospectus

supplement dated June 12, 2014 (the “Prospectus

Supplement”)

Listing:	Unlisted

Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Conflict of Interest:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

is our affiliate. As such, Merrill Lynch, Pierce, Fenner

& Smith Incorporated has a “conflict of interest” in this

offering within the meaning of FINRA Rule 5121.

Consequently, the offering is being conducted in

compliance with the provisions of Rule 5121. FINRA

Rule 5121 requires that a “qualified independent

underwriter” participate in the preparation of the

Prospectus Supplement and exercise the usual

standards of due diligence with respect thereto.

Goldman, Sachs & Co., the qualified independent

underwriter, or QIU, will not receive any

additional fees for serving as a QIU in connection

with this offering. The Issuer will indemnify the

QIU against liabilities incurred in connection

with acting as such, including liabilities under the

Securities Act.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated is not permitted to sell depositary

shares in this offering to an account over

which it exercises discretionary authority

without the prior specific written approval of the

account holder. As a result, to the extent required

under applicable regulations, before entering into

any contract with, or for, a customer for the purchase

or sale of such security, Merrill Lynch, Pierce,

Fenner & Smith Incorporated will disclose to such

customer the existence of such control, and if such

disclosure is not made in writing, it will be

supplemented by the giving or sending of written

disclosure at or before the completion of the

transaction.

Co-Managers:

Goldman, Sachs & Co.

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Danske Markets Inc

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

RB International Markets (USA) LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

The Huntington Investment Company

Wells Fargo Securities, LLC

Junior Co-Managers:	Drexel Hamilton, LLC Loop Capital Markets, LLC Mischler Financial Group, Inc. Muriel Siebert & Co., Inc. Samuel A. Ramirez & Company, Inc.

CUSIP/ISIN for the Depositary Shares:	060505EG5 / US060505EG51

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.